Camber Energy, Inc. 8-K

 Exhibit 99.1

Camber Energy, Inc. updates prior press release relating to the filing of its Annual Report on Form 10-K and contribution of over $4M to Viking Energy Group, moving both parties closer to finalizing planned merger

HOUSTON, TX – July 2, 2020 (GlobeNewswire) – Camber Energy, Inc. (NYSE American: CEI) (“Camber”) and Viking Energy Group, Inc. (OTCQB: VKIN) (“Viking”) are filing this press release to update the prior press release filed jointly by the parties on July 1, 2020, to include the required disclosure, under applicable NYSE American rules and regulations, of the fact that Camber’s Form 10-K (defined below) included a going concern of Camber’s independent auditing firm. Other than the addition of the information under “NYSE American Section 610(b) disclosure”, below, this press release is identical to the release filed jointly by Camber and Viking on July 1, 2020.

Camber and Viking are pleased to announce that the parties are completing additional steps necessary to closing their planned merger. On June 29, 2020, Camber filed with the Securities and Exchange Commission its Annual Report on Form 10-K for Camber’s March 31, 2020 fiscal year end (the “Form 10-K”). Camber’s Form 10-K highlighted net income of $0.96 million related to its 25% ownership interest in Elysium Energy Holdings, LLC (“Elysium”), which the Company acquired from Viking on February 3, 2020.

Additionally, on June 26, 2020, Camber provided Viking financing of $4.2 million to assist with extinguishing, certain obligations of Viking related primarily to advances made to assist with Viking’s, through its majority-owned subsidiary, Elysium Energy, LLC, acquisition of oil and gas assets on February 3, 2020, which if not satisfied prior to June 30, 2020 would have resulted in significantly increased costs. The advance by Camber will be forgiven upon closing of the planned merger involving the two companies (the “Merger”), as previously disclosed, if such merger transaction is completed.

Third Amendment to Merger Agreement / Financing Documents

In connection with such financing, on June 25, 2020, Viking and Camber entered into (collectively the “Third Amendment & Financing Documents”): (i) a Third Amendment to Agreement and Plan of Merger; (ii) a Securities Purchase Agreement; (iii) a Secured Promissory Note; (iv) two Security and Pledge Agreements; and (v) an Assignment Agreement.

Pursuant to the Third Amendment & Financing Documents, and in connection with the $4.2M advance, the principal amount of the advances made by Camber to Viking increased to $9.2M and Viking assigned to Camber an additional 5% interest in its subsidiary, Elysium thereby increasing Camber’s interest in Elysium to 30%. Upon closing of the Merger, the loans by Camber to Viking will be forgiven and the merged entity will own 100% of Elysium. If the Merger does not close, the loans must be repaid in accordance with the terms of the Merger Agreement, as amended. All or a portion of the Elysium interests assigned to Camber will be retained by Camber and/or returned to Viking under different circumstances relating to the termination of the Merger Agreement, as amended, and the repayment obligations associated with the Secured Promissory Note. Viking also agreed to pay an additional amount to Camber upon termination of the Merger Agreement sufficient, together with the amounts repaid under the loan, for Camber to redeem certain shares of Series C Preferred Stock sold by Camber and to pay other amounts to Camber as a break-up fee in the event the Merger is terminated under certain circumstances.

The funds advanced by Camber to Viking were obtained by Camber through the sale on June 22, 2020 of 630 shares of its Series C Redeemable Convertible Preferred Stock to an institutional investor, as previously disclosed.

Copies of the Third Amendment & Financing Documents were included in Camber’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2020, and are available under “Investors” – “SEC Filings” at www.camber.energy, and included in Viking’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2020, and are available under “Investors” – “SEC Filings” at www.vikingenergygroup.com.

Terms of Proposed Merger

As disclosed previously, the Merger contemplates Camber issuing newly-issued shares of common stock to the equity holders of Viking in exchange for 100% of the outstanding equity securities of Viking by means of a reverse triangular merger in which a newly formed wholly-owned subsidiary of Camber will merge with and into Viking, with Viking continuing as the surviving corporation and as a wholly-owned subsidiary of Camber after the Merger. If the closing of the Merger occurs (the “Closing”), the Viking equity holders prior to the Merger will own approximately 80% of Camber’s issued and outstanding common stock immediately after the Merger, and the Camber equity holders prior to the Merger shall own approximately 20% of Camber’s issued and outstanding common stock immediately after the Merger, subject to adjustment mechanisms set out in the Merger Agreement, as amended, and in each case on a fully-diluted, as-converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of Viking or Camber), but without taking into account any shares of common stock issuable to the holder of Camber’s Series C Preferred Stock upon conversion of the Series C Preferred Stock. Completion of the Merger is subject to a number of closing conditions and required consents, as set out in the Merger Agreement, and there is no assurance that such Merger will close on a timely basis, if at all.

Completion of Key Step / Status of Outstanding Items

The parties are also pleased to announce the completion of these key steps toward completing the Merger as discussed below.

An updated, estimated timeline of the closing of the Merger is disclosed below:

Event	Projected Timeline*
Viking to file its Annual Report on Form 10-K for Viking’s December 31, 2019 fiscal year end	Completed
Viking to file Current Report on Form 8-K/A including financial statements related to its February 3, 2020 acquisition	Completed
Camber to file initial Registration Statement on Form S-4 with preliminary joint proxy statement with the Securities and Exchange Commission	Completed
Camber and Viking to receive Fairness Opinions regarding the planned Merger	Camber: Received in April 2020 Viking: Expects to receive opinion the first half of July 2020
Camber to file its Annual Report on Form 10-K for Camber’s March 31, 2020 fiscal year end	Completed
Camber to file an Amended Registration Statement on Form S-4 with preliminary joint proxy statement with the Securities and Exchange Commission	Planned to be filed in the first half of July 2020
Camber and Viking to receive Shareholder Approval	Late Summer 2020
Camber to receive Stock Exchange Approval for the Merger	Late Summer 2020
Closing of the Merger	Late Summer 2020

*Estimate only. There is no guarantee items will be completed by such date, or at all. Such timeline may also need to be extended in connection with delays caused by the Covid-19 pandemic and governmental responses to such pandemic, the SEC’s review of the amended registration statement, or other matters outside of the control of the parties.

Details regarding the planned Merger, along with copies of the definitive Agreement and Plan of Merger, the First Amendment to the Agreement and Plan of Merger, the Second Amendment to the Agreement and Plan of Merger, and the Third Amendment to Agreement and Plan of Merger, signed by the parties on February 3, 2020, May 27, 2020, June 15, 2020 and June 25, 2020, respectively, were included in Viking’s and Camber’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 5, 2020, June 1, 2020, June 16, 2020, June 26, 2020 (Camber only) and June 30, 2020 (Viking only), respectively, and are available under “Investors” – “SEC filings” at www.vikingenergygroup.com and www.camber.energy.

James Doris, President & CEO of Viking, stated, “With Camber’s Annual Report filing we move one step closer to completing the Merger, and with Camber’s additional $4.2 million advance we were able to satisfy important obligations to position the company for the planned Merger.”

Louis G. Schott, Interim CEO of Camber, stated, “We and Viking continue to make progress towards the closing of the planned Merger and we are planning to file an amended joint proxy/prospectus (Form S-4) by mid-July 2020, which should position us to close the planned Merger by late summer.”

NYSE American Section 610(b) disclosure

Camber’s audited financial statements for the year ended March 31, 2020, which were filed as part of the Form 10-K, contained an audit opinion from Camber’s independent registered public accounting firm that includes an explanatory paragraph related to Camber’s ability to continue as a going concern. See further discussion in footnote 2 to Camber’s consolidated financial statements included in the Form 10-K. This announcement is made pursuant to NYSE American LLC Company Guide Section 610(b), which requires public announcement of the receipt of an audit opinion containing a going concern paragraph. This announcement does not represent any change or amendment to Camber’s audited consolidated financial statements for the year ended March 31, 2020. Since March 31, 2020, the date of the financial statements included in the Form 10-K, Camber has transferred $5 million of temporary equity to equity, increasing Camber’s total stockholders’ equity and has raised $6 million in additional funding, through the sale of Series C Preferred Stock, of which $1.8 million remains after the $4.2 million loan to Viking as discussed above; all of which Camber believes reduces the risk that it would be unable to continue as a going concern moving forward.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in the Gulf Coast and Mid-Continent region. The company owns oil and gas leases in Texas, Louisiana, Mississippi and Kansas. Viking targets undervalued assets with realistic appreciation potential.

 About Camber:

Based in Houston, Texas, Camber Energy (NYSE American:CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in Texas. For more information, please visit the company's website at www.camber.energy.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the occurrence of any event, change or other circumstances that could give rise to the parties failing to complete the merger on the terms disclosed, if at all, the right of one or both of Viking or Camber to terminate the merger agreement and the result of such termination; the outcome of any legal proceedings that may be instituted against Viking, Camber or their respective directors; the ability to obtain regulatory approvals and other consents, and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals or other consents required for the merger are not obtained on a timely basis or at all, or which are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Viking stockholders and Camber stockholders on the expected schedule; required closing conditions which may not be able to be met and/or consents which may not be able to be obtained; difficulties and delays in integrating Viking’s and Camber’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties, including, but not limited to, as a result of the recent volatility in oil and gas prices and the status of the economy (both US and global) due to the Covid-19 pandemic and actions taken to slow the spread of Covid-19; risks that the transaction disrupts Viking’s or Camber’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Camber to obtain the approval of its Series C Preferred Stock holder to close the Merger; the ability of Viking or Camber to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing prior to, and following, the merger; the business, economic and political conditions in the markets in which Viking and Camber operate; and the fact that Viking’s and Camber’s reported earnings and financial position may be adversely affected by tax and other factors.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Form S-4, and Viking’s and Camber’s publicly filed reports, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequently filed Quarterly Reports on Form 10-Q, and Camber’s Annual Report on Form 10-K for the year ended March 31, 2020.

Viking and Camber caution that the foregoing list of important factors is not complete, and they do not undertake to update any forward-looking statements that either party may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Viking, Camber or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It

In connection with the proposed merger, on June 4, 2020 Camber filed with the SEC a registration statement on Form S-4 to register the shares of Camber’s common stock to be issued in connection with the merger. The registration statement includes a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Viking and Camber seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIKING, CAMBER AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Viking at its website, www.Viking.com, or from Camber at its website, www.Camber.energy. Documents filed with the SEC by Viking will be available free of charge by accessing Viking’s website at www.vikingenergygroup.com under the heading “Investors” – “SEC Filings”, or, alternatively, by directing a request by telephone or mail to Viking Energy Group, Inc. at 15915 Katy Freeway, Suite 450, Houston, Texas, 77094, (281) 404-4387, and documents filed with the SEC by Camber will be available free of charge by accessing Camber’s website at www.camber.energy under the heading “Investors” – “SEC Filings”, or, alternatively, by directing a request by telephone or mail to Camber Energy, Inc. at 1415 Louisiana, Suite 3500, Houston, Texas, 77002, (210) 998-4035.

Participants in the Solicitation

Viking, Camber and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Viking and Camber in respect of the proposed merger under the rules of the SEC. Information about Viking’s directors and executive officers is available in Viking’s Annual Report on Form 10-K for the year ended December 31, 2019. Information about Camber’s directors and executive officers is available in Camber’s Annual Report on Form 10-K for the year ended March 31, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the final joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the final joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Viking or Camber using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.